UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 10, 2019

PriceSmart, Inc.

(Exact name of registrant as specified in its charter)

Delaware	000-22793	33-0628530
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

9740 Scranton Road
San Diego, CA 92121
(Address of principal executive offices and zip code)

Registrant's telephone number, including area code: (858) 404-8800

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2)(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Securities Exchange Act 0f 1934:

Title of each class	Trading Symbol	Name of each exchange on which registered
Common Stock, $0.0001 par value	PSMT	NASDAQ Global Select Market

Indicate by check mark whether the registrant is an emerging growth company as defined in as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter). Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

ITEM 5.02Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

(b), (c)

PriceSmart, Inc. (the “Company”) previously announced that its Chief Financial Officer Maarten Jager offered, and the Company accepted, his resignation effective January 10, 2020.  While Mr. Jager’s resignation date remains unchanged, he has requested a leave of absence under the Family Medical Leave Act to care for a family member.  The Company has granted Mr. Jager’s request, effective immediately, and expects that his leave will continue until the resignation date.

In light of Mr. Jager’s leave of absence, the Company has accelerated plans to appoint its Senior Vice President and Corporate Controller Michael McCleary as Interim Chief Financial Officer.  Mr. McCleary joined the Company as Vice President and Corporate Controller in 2003 and was subsequently promoted to Senior Vice President and Corporate Controller. Mr. McCleary has over 30 years of international finance, tax and accounting experience.  Mr. McCleary is a C.P.A and has a Bachelor of Arts degree in business economics from the University of California, Santa Barbara. Prior to joining PriceSmart, Mr. McCleary worked for 14 years in various international companies based in Madrid, Spain.

(e)

In connection with his appointment as Interim Chief Financial Officer, the Company will increase Mr. McCleary’s salary to $330,625 per year, retroactive to December 1, 2019.  Mr. McCleary will continue to receive this salary going forward; the increase is not limited to the term of his service as Interim Chief Financial Officer.  Mr. McCleary also will receive a special grant of 1,000 shares of restricted stock, vesting 50% in August 2020 and 50% in August 2021.  Such vesting is not contingent on his continuing to hold the position of Interim Chief Financial Officer.  Mr. McCleary will be eligible to receive cash bonuses with respect to his service as Interim Chief Financial Officer.  Such bonuses will be comprised of a $50,000 target bonus payable in January 2020 and a $100,000 target bonus payable following completion of his service as Interim Chief Financial Officer.  Mr. McCleary’s bonus eligibility and the final amount of such bonuses will be determined based on performance.

These terms are set forth in an Employment Agreement between the Company and Mr. McCleary dated as of December 10, 2019.  Mr. McCleary may terminate his employment on 60 days’ prior written notice.  The Company may terminate the executive’s employment with cause upon immediate notice or without cause upon 30 days’ prior written notice, or immediately upon the death or disability of Mr. McCleary.

Upon the termination of Mr. McCleary’s employment with the Company for any reason, he will be entitled to receive any earned but unpaid base salary, unpaid expense reimbursements and any vested benefits he may have under any employee benefit plan of the Company.  In the event that the Company terminates Mr. McCleary’s employment without “cause” or upon the executive’s “disability,” Mr. McCleary terminates his employment for “good reason,” subject to his execution of a release of claims, Mr. McCleary will be entitled to:

•

payment of an amount equal to one times base salary, payable over 24 months in conformity with the Company’s normal payroll period (less any earned income or disability payments received during such period, in the case of a termination upon his disability),

•	continued contribution of the premium cost for Mr. McCleary’s and his eligible dependents’ participation in the Company’s group health plan for 12 months, and

•	payment of any accrued but any unpaid bonus for year prior to termination and a pro rata bonus for the year of termination (payable when all other bonuses are paid).

This description of the Employment Agreement is qualified in its entirety by the terms set forth in the definitive agreement attached hereto as an exhibit.

Item 9.01. Exhibits

(d)The following exhibit is filed herewith:

10.1Employment Agreement dated December 10, 2019 between Michael McCleary and the Company

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PriceSmart, Inc.

Date: December 10, 2019	By: /s/ FRANCISCO VELASCO
Francisco Velasco
Executive Vice President, General Counsel and Secretary